Exhibit 99.1

FOR IMMEDIATE RELEASE

Ambit Contacts:

Marcy Graham	Andrew McDonald, Ph.D.
Executive Director, Investor Relations & Corp Comm	LifeSci Advisors, LLC
Ambit Biosciences, Inc.	Founding Partner
858-334-2125	646-597-6987
mgraham@ambitbio.com	andrew@lifesciadvisors.com

AMBIT BIOSCIENCES ANNOUNCES THIRD QUARTER 2013 OPERATING RESULTS

Company Announces Four Oral Presentations and Two Posters Highlighting Quizartinib To Be Presented At The 55th Meeting Of The American Society Of Hematology (ASH)

SAN DIEGO – November 7, 2013 – Ambit Biosciences (NASDAQ: AMBI), a biopharmaceutical company focused on discovery and development of drugs targeting unmet needs in oncology, autoimmune and inflammatory disease, today announced third quarter and year-to-date operating results for 2013. The company will host a conference call today to discuss financial results for the third quarter and year-to-date, and to provide an operational update on developments in the quarter.

“We are pleased to have made good progress toward our goals during the third quarter, moving forward in the development of our lead drug candidate, quizartinib. We are excited about the upcoming events at ASH in December, where we will have the opportunity to present data from our most recent studies,” said Michael Martino, Ambit’s president and Chief Executive Officer. “As we head into the last quarter of 2013, we are looking forward to feedback from our upcoming FDA meeting in November and we will provide an update on our development and regulatory plans for quizartinib following that meeting. Additionally, we remain on track to start our Phase 3 trial in early-2014, as previously guided.”

Operational Update

The Company is pleased to announce the acceptance of four abstracts with preliminary data highlighting the Company’s lead drug candidate, quizartinib. Presentations of the final data and two additional posters will be presented during the ASH 55th Annual Meeting at the Ernest Morial Convention Center in New Orleans, LA on December 9, 2013. Oral presentations include the following:

Results of Phase 2 Randomized, Open-Label, Study of Lower Doses of Quizartinib in Subjects with FLT3-ITD Positive Relapsed Acute Myeloid Leukemia (AML): The purpose of this study is to assess the efficacy and safety of lower doses of quizartinib in the treatment of patients 18-years or older with relapsed/refractory FLT3 ITD positive AML to further improve the benefit:risk assessment of quizartinib. The data will be presented by Dr. Jorge Cortes at 3:00 pm CT on Monday, December 9, in the La Nouvelle Ballroom C.

Quizartinib Can Be Safely Combined With Conventional Chemotherapy In Older Patients With Newly Diagnosed Acute Myeloid Leukemia: Experience From The AML Pilot Trial: This is the first presentation of quizartinib use in combination with chemotherapy in newly diagnosed older AML patients, testing the feasibility and dose which could be given sequentially following conventional chemotherapy in patients over the age of 60 years. The data will be presented by Dr. Alan Burnett at 5:15 pm CT on Monday, December 9, in the La Nouvelle Ballroom C.

Results of Phase 1 Study of Quizartinib In Combination with Induction and Consolidation Chemotherapy in Younger Patients with Newly Diagnosed Acute Myeloid Leukemia: This dose escalation study is the first to report data on quizartinib in combination with standard induction and consolidation chemotherapy in patients between the ages of 18 to 60-years with newly diagnosed AML, regardless of FLT3 status. The data will be presented by Dr. Jessica Altman at 5:30 pm CT on Monday, December 9, in the La Nouvelle Ballroom C.

A Phase I Study of Quizartinib in Combination with Cytarabine and Etoposide in Relapsed/Refractory Childhood ALL and AML: A Therapeutic Advances in Childhood Leukemia & Lymphoma Study: This was the first clinical trial using quizartinib in children between the ages of 1 month and 21-years with relapsed/refractory AML or MLL-rearranged ALL. The data will be presented by Dr. Todd Cooper at 5:45 pm CT on Monday, December 9, in the La Nouvelle Ballroom C.

The following posters will be presented by the investigators from The Sidney Kimmel Comprehensive Cancer Center, Johns Hopkins Hospital:

Activities Of Commonly Used Tyrosine Kinase Inhibitors Against Wild Type c-KIT And Potential Impact On Normal Hematopoiesis. Session Name: Molecular Pharmacology, Drug Resistance: Poster III. Presentation on Monday, December 9, 2013 from 6:00 - 8:00 pm in Hall E.

The Combination Of FLT3 Inhibition And Hypomethylation Confers Synergistic Antileukemic Effects On FLT3-ITD Positive AML Cell Lines And Primary Cells: Session Name: Acute Myeloid Leukemia: Therapy, excluding Transplantation: Poster III. Presentation on Monday, December 9, 2013 from 6:00 - 8:00 pm in Hall E.

The abstracts and posters can be accessed on the ASH website at http://hematology.org.

Third Quarter Results

Revenues were $7.7 million and $4.3 million for the quarters ended September 30, 2013 and 2012, respectively. The increase of $3.4 million was primarily due to acceleration in the recognition of license fee revenue related to the Company’s collaboration with Astellas Pharma. In March 2013, the Company received a notice of termination of the agreement from Astellas, which termination was effective September 2013.

Research and development expenses were $4.5 million and $8.2 million for the quarters ended September 30, 2013 and 2012, respectively. The decrease of $3.7 million was primarily due to lower quizartinib research and development expenses. This resulted from a reduction in the number of patients being treated and followed in our Phase 2 clinical trial, in which enrollment was completed in late 2011.

General and administrative expenses were $3.1 million and $1.2 million for the quarters ended September 30, 2013 and 2012, respectively. The increase of $1.8 million was primarily due to increased costs related to patent prosecution, personnel-related expenses, stock-based compensation expense and consulting for market research, organizational development and planning related to the return of full rights for quizartinib.

Other expenses (net) were $8.7 million and $2.0 million for the three months ended September 30, 2013 and 2012, respectively. The increase of $6.7 million was primarily due to the change in fair value of the Company’s stock warrant liabilities, which is driven by the change in fair value of the underlying preferred or common securities.

Year-To-Date Results

Revenues were $25.8 million and $14.7 million for the nine months ended September 30, 2013 and 2012, respectively. The increase of $11.1 million was primarily due to acceleration in the recognition of license fee revenue related to the Company’s collaboration with Astellas Pharma. In March 2013, the Company received a notice of termination of the agreement from Astellas, which termination was effective September 2013.

Research and development expenses were $20.2 million and $30.1 million for the nine months ended September 30, 2013 and 2012, respectively. The decrease of $10.0 million was primarily due to lower quizartinib research and development expenses. This resulted from a reduction in the number of patients being treated and followed in our Phase 2 clinical trial, for which enrollment of patients was completed in late 2011.

General and administrative expenses were $7.0 million and $4.5 million for the nine months ended September 30, 2013 and 2012, respectively. The increase of $2.5 million was primarily due to increased costs related to patent prosecution, stock-based compensation expense, personnel-related expenses and consulting for market research, organizational development and planning related to the return of full rights for quizartinib.

Other expenses (net) were $10.3 million and $3.6 million for the nine months ended September 30, 2013 and 2012, respectively. The increase of $6.7 million was primarily due to the change in fair value of the Company’s stock warrant liabilities, which is driven by the change in fair value of the underlying preferred or common securities.

At September 30, 2013, the Company had cash and equivalents of $78.9 million, compared to $17.5 million at December 31, 2012. The increase of $61.4 million was primarily due to the completion of an initial public offering that raised net proceeds of $58.1 million and to the completion of a concurrent private offering that raised net proceeds of $25.1 million, less cash used to fund operations.

The Company expects its research and development expense to increase as it prepares for the initiation of the Phase 3 clinical trial of quizartinib in relapsed or refractory AML patients, which is expected to begin early in 2014. Under the base case operating plan, which assumes that the FDA will require a randomized, controlled Phase 3 clinical trial for an NDA submission, the Company currently expects cash and cash equivalents to be sufficient to fund this trial and operations through the receipt of top line data from the Company’s Phase 3 trial in approximately 326 relapsed/refractory AML patients.

Conference Call and Webcast

A conference call hosted by the Ambit management team will be webcast live today at 2pm PT or 5pm ET and can be accessed by dialing 866-436-9172 for domestic callers and 630-691-2760 for international callers. Please specify that you would like to join the “Ambit Third Quarter 2013 Earnings Conference Call” and reference conference ID number 35424048. If you are unable to listen to the live webcast, a teleconference replay will be available through Thursday, November 14, 2013. Interested parties can access the replay by dialing 888-843-7419 or 630-652-3042 internationally and entering the conference number 35977176.

The conference call webcast is accessible through the “Investors & Media” section of the Ambit website at http://www.ambitbio.com. An online replay will be available following the initial broadcast until Saturday, December 7, 2013. Please visit Ambit’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About Ambit Biosciences

Ambit is a biopharmaceutical company focused on the discovery, development and commercialization of drugs to treat unmet medical needs in oncology, autoimmune and inflammatory diseases by inhibiting kinases that are important drivers for those diseases. Ambit’s lead drug candidate, quizartinib (AC220), is a once-daily, orally-administered potent and selective, inhibitor of FMS-like tyrosine kinase-3 (FLT3) and is currently under clinical development in patients with relapsed/refractory acute myeloid leukemia (AML) and in newly diagnosed AML patients in combination with chemotherapy as well as maintenance following a hematopoietic stem cell transplantation (HSCT). In addition to quizartinib, Ambit’s clinical pipeline includes AC410, an oral JAK2 inhibitor, and CEP-32496, a BRAF inhibitor licensed to Teva Pharmaceutical Industries Ltd. Ambit’s preclinical portfolio includes a proprietary CSF1R inhibitor program.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with Ambit’s expectations regarding future development and therapeutic potential of quizartinib and Ambit’s other drug candidates, progress and timing of Ambit’s drug development programs, including the submission of regulatory filings and planned discussions with regulatory bodies, plans regarding future clinical trials of quizartinib and Ambit’s other drug candidates, the progress and expected timing of clinical trials, the presentation of data from clinical trials, the clinical benefits to be derived from quizartinib and Ambit’s other drug candidates, the regulatory approval path for quizartinib, the strength of Ambit’s balance sheet and adequacy of cash on hand, and Ambit’s financial guidance. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “plans,” “expects,” “anticipates,” “hopes”, “may,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Ambit’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. These and other risks concerning Ambit’s programs are described in additional detail in Ambit’s SEC filings. All forward-looking statements contained in this press release speak only as of the date on which they were made. Ambit undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Ambit Biosciences Corporation

Selected Financial Information

Condensed Consolidated Statements of Operations

(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues	$7,678	$4,282	$25,817	$14,689
Operating expenses:
Research and development	4,484	8,169	20,153	30,120
General and administrative	3,076	1,230	7,049	4,533
Gain on sale of kinase profiling services business	(2,500)	(480)	(2,500)	(1,600)

Total operating expenses	5,060	8,919	24,702	33,053

Income (loss) from operations	2,618	(4,637)	1,115	(18,364)
Other expenses, net	(8,687)	(2,028)	(10,326)	(3,604)

Consolidated net loss	$(6,069)	$(6,665)	$(9,211)	$(21,968)

Ambit Biosciences Corporation

Selected Financial Information

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2013	December 31, 2012
	(unaudited)
Cash and cash equivalents	$78,856	$17,481
Other assets	1,094	1,948
Property and equipment, net	816	560

Total assets	$80,766	$19,989

Accounts payable, accrued expenses and other liabilities	$6,397	$12,923
Deferred revenue	—	20,671
Warrant liabilities	15,623	10,540
Redeemable non-controlling interest	—	3,323
Convertible preferred stock	—	170,778
Stockholders’ equity (deficit)	58,746	(198,246)

Total liabilities and stockholders’ equity	$80,766	$19,989

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